                                                                 Exhibit 23.2

[Letterhead for Dulworth, Breeding & Karns, LLP]




CONSENT OF INDEPENDENT ACCOUNTANTS
----------------------------------

February 10, 1999

The Board of Directors
PDR Automated Systems and Publications, Inc.
800 Corporate Drive, Suite 200
Lexington, KY 40503

To the Board of Directors:

We agree to the inclusion by reference in the Form S-3 of Interleaf, Inc., Registration No. 333-69143, of our independent auditors' report and independent accountants' compilation report, dated September 17, 1998, on our audit of the financial statements of PDR Automated Systems and Publications, Inc., as of June 30, 1998, and December 31, 1997, and for the six months ended June 30, 1998, and for the year ended December 31, 1997, and our compilation of the financial statements for the six months ended June 30, 1997.


Yours truly,


/s/ Dulworth, Breeding & Karns, LLP


Dullworth Breeding & Karns, LLP